Exhibit 99.1  Press Release

MAY 1, 2000

PRESS RELEASE

From:                  Massachusetts Fincorp, Inc.
Contact:               Paul C. Green, President & CEO
Corporate Office:      70 Quincy Avenue
                       Quincy, Massachusetts 02169
Telephone:             (617) 825-5555


FOR IMMEDIATE RELEASE:

                    MASSACHUSETTS FINCORP, INC. ANNOUNCES
                   ANNUAL MEETING SHAREHOLDER VOTE RESULTS

Quincy, MA -- May 1, 2000 -- Massachusetts Fincorp, Inc. (OTCBB: MAFN), the holding company for The Massachusetts Co-operative Bank announced the results of the shareholder vote which took place at the annual meeting on April 26, 2000. While shareholders re-elected current director, John P. O'Hearn, Jr.; in an extremely close vote, shareholders elected Mr. Mark W. Jaindl, Scott E. Buck, and William E. Schantz II to seats previously held by the candidates nominated by the Board. In an election in which 97.6% of total shares were voted, the new directors received 50.63% of total shares voted compared to 48.35% for the slate nominated by the Board.

A proposal to ratify changes made by the Board to the Massachusetts Fincorp, Inc. stock-based incentive plan was defeated by a slightly narrower margin.

In his announcement of the results, Mr. Paul C. Green, President of Massachusetts Fincorp, Inc. went on to say, "Both the Directors and the management of the holding company and the bank have worked extremely hard to develop the Bank for the benefit of the shareholders and the customers we serve. We look forward to pursuing those same goals with the new directors on board."